Exhibit 16.1

HUNTER & RENFRO, LLP

A Tax, Accounting, Business Valuation & Litigation Support Firm

May 8, 2009

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N.W.

Washington, DC 20549

Re: The Children’s Internet

Commission File Number 000-29611

Dear Sirs:

We have received a copy of, and are not in agreement with, the statements being made by The Children’s Internet in item 4.01 of its form 8K dated March 4, 2009, captioned “Changes in Registrant’s Certifying Account.”

Specifically we do not agree with the language in the 8-K, the registration was “purportedly due to an outstanding invoice for the 3rd quarter totaling $358.45, for an outstanding invoice for the 4th quarter totaling $1,687.00…” We also disagree with the statement, “the Company denies that the $358.45 is owed…” Additionally we disagree with the statement “In addition, Hunter & Renfro states in its resignation letter that it proposed an engagement letter to the Company on January 29, 2009 and that the Company’s failure to enter into the engagement letter was also a cause of the resignation. The Company assumes this is the basis for Hunter & Renfro’s resignation given the Company never received any communication from Hunter & Renfro after it received a copy of the engagement letter and prior to receiving the resignation letter.”

We disagree with these statements because our resignation letter very clearly indicates the resignation was based upon the fact we had not been engaged to complete the 2008 audit- which at the time of the resignation was due to be filed in approximately 5 weeks. The Company has mischaracterized the primary purpose of the resignation as being related to the failure to satisfy invoices rather than the actual cause of the resignation as a failure to timely engage year-end auditors which is misleading.

We also strongly disagree with the Company’s characterization of not receiving any communication after receiving a copy of the engagement letter. Multiple e-mails and phone conversations were exchanged with Company personnel regarding the status of the accounting records and timing of the audit prior to resignation. We believe the characterization by the Company that no communication occurred is misleading.

We hereby consent to the filling of this letter as an exhibit to the foregoing report on form 8-K.

Sincerely,

/s/ Hunter & Renfro, LLP

Hunter & Renfro, LLP

455 Capital Mall Suite 235 Sacramento, CA 95814 Tel 916-443-5670 Fax 916-443-8938